PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE

Brighthouse Financial Appoints Philip V. Bancroft to Board of Directors

CHARLOTTE, NC, March 27, 2023 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced that today its Board of Directors (the “Board”) appointed Philip V. ("Phil") Bancroft as an independent member of the Board. Mr. Bancroft was also designated by the Board as an “audit committee financial expert” under applicable U.S. Securities and Exchange Commission rules and appointed to serve on the Audit Committee and Investment Committee.

“Phil’s nearly two decades of experience as a chief financial officer at large, publicly traded insurance companies make him a tremendous asset to the Brighthouse Financial Board of Directors,” said C. Edward (“Chuck”) Chaplin, chairman of the Board, Brighthouse Financial. “He has a proven track record of executive leadership and will bring valuable insight and perspectives that will further enhance our Board. I am very pleased that he is joining us.”

Current Director Patrick J. (“Pat”) Shouvlin will not stand for reelection at the company’s 2023 annual meeting of stockholders in accordance with the company’s mandatory retirement policy for directors. Following Mr. Shouvlin’s retirement from the Board, the Board expects to appoint Mr. Bancroft to succeed Mr. Shouvlin as chair of the Audit Committee. Mr. Shouvlin will assist Mr. Bancroft in the transition of his duties as chair of the Audit Committee.

Mr. Bancroft most recently served as chief financial officer and executive vice president of Chubb, the world’s largest publicly traded property and casualty insurance company, from which he retired in 2021. Prior to that, he was chief financial officer of ACE Limited from 2002 until ACE’s acquisition of Chubb in 2016, at which time he became chief financial officer of Chubb. Prior to joining ACE, he spent nearly 20 years at PricewaterhouseCoopers in various roles, last serving as partner-in-charge for its New York regional insurance practice.

About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,1 we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

1 Ranked by 2021 admitted assets. Best’s Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2022.

CONTACT
FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com
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